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                                                                    Exhibit 5.1

                         [Palmer & Dodge LLP letterhead]

Telephone: (617) 573-0100                             Facsimile: (617) 227-4420

                                 August 9, 1996

Procept, Inc.
840 Memorial Drive
Cambridge, Massachusetts 02139

     We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Procept, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to up to 9,476,548 shares of the Company's Common Stock, $0.01 par value (the "Shares"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

     We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors on May 2, 1996 and May 16, 1996 in connection with the authorization, issuance and sale of the Shares. We have examined such other documents as we consider necessary to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legality of Common Stock" in the Prospectus filed as part thereof.

                             Very truly yours,


                             /s/ Palmer & Dodge LLP